Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267523) and Form S-8 (No. 333-217923 and No. 333-238264) of our report dated March 4, 2024, relating to the financial statements of Total Operations and Production Services, LLC, appearing in the Current Report on Form 8-K/A dated November 15, 2024 of Archrock, Inc.

/s/ Moss Adams LLP

Dallas, Texas

November 15, 2024